Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of Freeport-McMoRan Copper & Gold Inc.:

Form S-8 No. 33-63267 (dated October 6, 1995)

Form S-8 No. 33-63269 (dated October 6, 1995)

Form S-8 No. 33-63271 (dated October 6, 1995)

Form S-8 No. 333-85803 (dated August 24, 1999)

Form S-3 No. 333-31584 (dated March 10, 2000)

Form S-3 No. 333-72760 (dated March 12, 2002)

Form S-4 No. 333-104563 (dated April 30, 2003)

Form S-3 No. 333-104564 (dated April 30, 2003)

Form S-8 No. 333-105535 (dated May 23, 2003)

of our report dated January 28, 2004, with respect to the consolidated financial statements of Freeport-McMoRan Copper & Gold Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

New Orleans, Louisiana

March 5, 2004